EXHIBIT 10.5

GEOMET, INC.

INCENTIVE BONUS POOL PLAN

THIS INCENTIVE BONUS POOL PLAN, made and executed at Bessemer, Alabama, by GeoMet, Inc., an Alabama corporation (the “Company”), is being established to provide a performance incentive for certain key management, technical and professional employees of the Company and its subsidiaries.

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a)    “Award” means a grant of a Pool Unit under the Incentive Bonus Pool as evidenced by an Award Agreement.

(b)    “Award Agreement” shall mean the written agreement between the Company and a Participant in the form attached hereto as Exhibit A evidencing the grant of an Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change of Control” means a change of control of the Company after the date of this Agreement if (i) individuals who were directors of the Company immediately prior to a Control Transaction (as defined below) shall cease, within one year of such Control Transaction, to constitute a majority of the Board or any successor to the Company or to a company which has acquired all or substantially all its assets or (ii) any entity, person or group (other than a beneficial owner of Company securities as of the date hereof) acquires shares of the Company in a transaction or series of transactions that result in such entity, person or group directly or indirectly owning beneficially 50% or more of the outstanding shares of common stock of the Company. As used in this definition, the term “Control Transaction” shall mean (A) any tender offer for or acquisition of capital stock of the Company, (B) any merger, consolidation or sale of all or substantially all the assets of the Company, or (C) any combination of the foregoing that results in a change in voting power sufficient to elect a majority of the Board.

(e)    “Committee” means the Compensation Committee of the Board or such other committee appointed pursuant to Section 2.1 to administer the Plan.

(f)    “Company” means GeoMet, Inc., an Alabama corporation, and if the context so permits, its subsidiaries.

(g)    “Distributable Net Income” means an amount equal to 2% (or such greater percentage as the Board may determine in its sole discretion for any particular Plan Year) of the Company’s consolidated pre-tax net income for a particular Plan Year, as determined by the Committee based upon the annual unaudited financial statements of the Company.

(h)    “Incentive Bonus” means an amount equal to the aggregate amount of Distributable Net Income represented by a Participant’s Pool Units in an Incentive Bonus Pool for a Plan Year.

(i)    “Incentive Bonus Pool” means an account established and maintained by the Committee pursuant to Section 4.2 below to record the Distributable Net Income available for distribution under the Plan for any particular Plan Year.

(j)    “Participant” means an employee of the Company or its subsidiaries who has been granted an Award under this Plan in a particular Incentive Bonus Pool and whose interest therein has not been fully paid or forfeited.

(k)    “Permanent Disability” means the total and permanent incapacity of a Participant to perform the usual duties of his or her employment with the Company or its subsidiaries as determined by the Committee. Such incapacity shall be deemed to exist when certified by a physician who is acceptable to the Committee.

(l)    “Plan” means this GeoMet, Inc. Incentive Bonus Pool Plan as from time to time in effect.

(m)  “Plan Year” means the calendar year. The Company’s initial Plan Year shall be the calendar year ending December 31, 2001.

(n)    “Pool Unit” means a fictional participation unit in a particular Incentive Bonus Pool for a Plan Year.

(o)    “Termination Date” means the effective date of termination of the Participant’s employment with the Company or any of its subsidiaries, which date shall be (i) if the Participant’s employment is terminated by his death, the date of his death, (ii) if the Participant’s employment is terminated by his Permanent Disability, the date that the Committee determines by written notice to the Participant that it has determined that the Participant has a Permanent Disability, and (iii) if the Participant’s employment is terminated for any other reason, the last day of the Participant’s employment with the Company or any of its subsidiaries.

ARTICLE II.

PLAN ADMINISTRATION

Section 2.1 Committee. This Plan shall be administered by the Compensation Committee of the Board or any other Committee composed of at least two individuals appointed by the Board. Each member of the Committee so appointed shall serve in such office until his or her death, resignation or removal by the Board. The Board may remove any member of the Committee at any time by giving written notice thereof to the members of the Committee. Vacancies shall likewise be filled from time to time by the Board.

Section 2.2 Committee Duties and Powers. Subject to the express terms and conditions set forth in the Plan, the Committee shall have all the powers vested in it by the provisions of the Plan, including the exclusive authority to prescribe the terms and conditions (which need not be identical) of each Award, and to prescribe the form of any agreements, including but not limited to the Award Agreements, to be entered into with any Participant and, whether a Participant’s employment has been terminated by the Company. In addition, the Committee shall have the exclusive authority to construe and interpret the Plan and any Awards granted thereunder, to establish, amend and revoke rules and regulations and to make any other determinations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective and to promote the best interests of the Company with respect thereto; provided, however, that, except with a Participant’s consent, no such action by the Committee shall deprive a Participant of his right with respect to any Awards theretofore granted.

Section 2.3 Committee Indemnity. The Company shall indemnify and hold harmless each member of the Committee against any claim, cost, expense (including attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee under this Plan, except in the case of willful misconduct.

Section 2.4 Committee Determinations Final. Any and all decisions and determinations by the Committee or the Board in the exercise of its power shall be final and binding upon the Company, each Participant and each beneficiary designated pursuant to Section 6.

ARTICLE III.

PLAN PARTICIPATION

Section 3.1 Eligible Employees. Each employee of the Company or any of its subsidiaries (other than a Committee member) who is determined by the Committee to be a key managerial, technical or professional employee shall be eligible to receive an Award under this Plan. The Committee, subject to the review of the Board, shall have full and final authority to select eligible employees of the Company to become Participants in the Plan.

Section 3.2 Designation of Participants and Interests. Subsequent to the end of each Plan Year, the Committee (subject to the review of the Board in its absolute discretion) (i) shall designate which of the eligible employees of the Company will participate in the Incentive Bonus Pool to be established for the immediately preceding Plan Year pursuant to Section 4.2, and (ii) shall designate the number of Pool Units that each Participant will have in such Incentive Bonus Pool, not to exceed 1,000 Pool Units for all Participants in the aggregate. Nothing in this Plan shall obligated the Committee to award all of the 1,000 Pool Units. An employee designated by the Board to be a Participant in a particular Incentive Bonus Pool shall participate in such Incentive Bonus Pool until the termination of his or her interest therein as provided in this Plan.

ARTICLE IV.

TERMS AND CONDITIONS OF INCENTIVE BONUS AWARDS

Section 4.1 Nature of Incentive Bonus Pool Units. Awards made under the Plan shall be in the form of Pool Units which are fictional ownership units in the Incentive Bonus Pool. Each Pool Unit shall entitle the Participant to receive an amount equal to 1/1000 of an Incentive Bonus Pool, to be paid in cash to a Participant in accordance with the Award Agreement and the rules set forth herein. Pool Units shall be evidenced by an Award Agreement as described in Section 4.4 below. Pool Units shall not entitle a Participant to any dividend, voting right or other rights of a holder of shares of capital stock of the Company.

Section 4.2 Incentive Bonus Pool. The Committee shall establish an Incentive Bonus Pool for the Company’s initial Plan Year ending December 31, 2001, and a separate Incentive Bonus Pool for each subsequent Plan Year commencing after December 31, 2001. Each Incentive Bonus Pool shall be designated by the year with respect to which it is established (e.g., the first Incentive Bonus Pool being designated the “2001 Incentive Bonus Pool”) and shall continue in existence for accounting purposes until terminated in accordance with this Plan.

Section 4.3 Available New Pool Units. The maximum number of Pool Units that may be granted pursuant to the Plan with respect to any particular Incentive Bonus Pool, shall not exceed 1,000 Units.

Section 4.4 Award of New Pool Units. Prior to March 15 next following the end of each Plan Year, the Committee may award Pool Units to those employees who it determines in its discretion satisfy the eligibility requirements of Section 3.1. Such determinations will be subject to the review of the Board. Each Award Agreement issued pursuant to the Plan shall specify the applicable number of Pool Units being awarded and such other terms and conditions not inconsistent with the provisions of the Plan as may be approved by the Committee in its discretion. As an example of the foregoing, with respect to the 2001 Incentive Bonus Pool, the Committee shall meet on or prior to March 15, 2002 in order to award Pool Units for the 2001 Incentive Bonus Pool to eligible employees. No award of Pool Units for any particular Plan Year shall entitle such Participant to an award of an equal number of Pool Units for any succeeding Plan Year.

Section 4.5 Payment of Incentive Bonus Amounts. The payment of any Incentive Bonus awarded under the Plan with respect to any Plan Year shall occur over a three-year period. The first Incentive Bonus payment with respect to an Incentive Bonus Pool for a Plan Year shall be equal to fifty percent (50%) of the Incentive Bonus and shall be paid on or prior to March 31 of the year next succeeding such Plan Year. The remaining Incentive Bonus amount for such Plan Year shall be paid in two equal installments on or before March 31 of each of the second and third succeeding years, respectively, subject in each case to the provisions of Article V, including each Participant’s continuing employment by the Company.

ARTICLE V.

TERMINATION OF EMPLOYMENT AND FORFEITURE OF INCENTIVE BONUS POOL UNITS

5.1    Termination of Employment. An individual shall cease to be a Participant in the Plan on his Termination Date and all of the Participant’s Pool Units covered by Incentive Bonus Awards shall be payable based upon the rules set forth herein.

5.2    Death or Disability. If a Participant dies or incurs a Permanent Disability, the Participant’s unpaid Incentive Bonus shall not be forfeited or canceled, and the Company shall pay to the Participant or the Participant’s estate, as the case may be, the Participant’s Incentive Bonus (if any) payable in respect to any Incentive Bonus Pool for a prior Plan Year for which the Participant was awarded Pool Units that has yet to be paid. Such amount shall be paid at such times as set forth in Section 4.5.

5.3    Change of Control. In the event of a Change of Control, each Participant’s unpaid Incentive Bonus as of the time of such Change of Control shall become fully vested and not subject to termination in any event, and shall be paid at such times as set forth in Section 4.5 regardless of whether the Participant’s employment terminates for any reason after such Change of Control. If a Change of Control event occurs during any particular Plan Year, the Board will have the discretion to determine whether any Incentive Bonus earned for such Plan Year shall become fully vested, pro rated (based on the number of days in such Plan Year before and after the Change of Control) or subject to future termination on account of the termination of such Participant’s employment pursuant to Section 5.4. In the event that the Plan continues in effect for subsequent Plan Years after the Change of Control, such subsequent Plan Years will be subject to the rules set forth herein as if such Change of Control had not occurred.

5.4    Voluntary Termination. If a Participant’s employment terminates for any reason other than death or Permanent Disability and the provisions of Section 5.3 do not otherwise apply at any time after the execution of this Agreement, any remaining unpaid Incentive Bonus and any Pool Units for the current Plan Year shall be forfeited and canceled.

ARTICLE VI.

DESIGNATION OF BENEFICIARY

6.1    Designation of Beneficiary. A Participant may designate a person or persons to receive any benefits related to his Pool Units or Incentive Bonus to which he would be entitled in respect of an Award in the event of his death. Such designation shall be made on a form to be provided by the Committee. A Participant may revoke or change his designation from time to time in the same manner. If no designated beneficiary is living on the date on which any amount becomes payable, or, if a Participant fails effectively to designate a beneficiary, the term “beneficiary” as used in the Plan shall mean a Participant’s estate.

ARTICLE VII.

AMENDMENT; TERMINATION

7.1    Amendment. The Plan may be amended at any time and from time to time by the Board; provided, however, that no such amendment shall, without their consent, deprive Participants of their rights with respect to any Pool Units or Incentive Bonus theretofore granted; provided, that the Board shall have the right to accelerate any outstanding payments to a Participant.

7.2    Termination. The Board may in its discretion terminate this Plan at any time; provided, however, that the administration of the Plan shall thereafter continue in connection with outstanding and unpaid Incentive Bonus; and, provided, further, that the Board shall have the exclusive authority to determine, in its sole discretion, that all payments to Participants in respect of any outstanding and unpaid Incentive Bonus shall be accelerated and paid to Participants in a lump sum cash payment as soon as practicable following the termination of the Plan.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1    Employment Noncontractual. The establishment of the Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with the Company and the Company may terminate a Participant’s employment as freely and with the same effect as if this Plan had not been established.

8.2    Non-Assignability. A Participant’s rights and interest under the Plan or any Award Agreement may not be assigned, transferred or alienated in whole or in part either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan or under any Award Agreement shall be subject to any debt, obligation or liability of such Participant.

8.3    Unfunded Arrangement. The benefits to be paid pursuant to the Plan are unfunded and unsecured and shall be payable from the general assets of the Company, and the Participants shall have no interest in the assets of the Company or in any account maintained by the Company for its own convenience by virtue of the Plan. No fund or other assets will ever be set aside or segregated for the benefit of any Participant. The Plan merely grants the Participant a contractual right to receive future payments. If any funds are set aside by the Company for its convenience for purposes of payment of benefits hereunder, such funds shall be solely the property of the Company and, notwithstanding such setting aside, shall remain subject to the claims of the Company’s general creditors.

8.4    Governing Law. Except where superseded by federal law, this Plan and the rights of all individuals claiming benefits hereunder shall be governed by and construed in accordance with the internal laws of the State of Alabama without giving effect to the choice of law principles thereof.

8.5    Acceptance. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

IN WITNESS WHEREOF, this Plan has been executed as of May     , 2001 to be effective as of the 2001 Plan Year.

GEOMET, INC.

By:
Name:
Title:

Exhibit A

Form of Award Agreement

             Incentive Bonus Pool

This Award Agreement (this “Agreement”), made and entered into as of                         , 200  , is by and between GeoMet, Inc., an Alabama corporation (the “Company”), and                  (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted that certain Incentive Bonus Pool Plan (the “Plan”) for certain key management, technical and professional employees of the Company and its subsidiaries; and

WHEREAS, the Participant is an employee of the Company eligible to participate in the Plan; and

WHEREAS, the Committee has made a determination to make an Award to the Participant in the              Incentive Bonus Pool (the “Incentive Bonus Pool”) pursuant to the Plan and upon the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and Participant hereby agree as follows:

1.    Certain Definitions. Terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to such terms in the Plan.

2.    The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request.

3.    Grant of Pool Units. Subject to the terms and conditions hereinafter set forth, the Company hereby irrevocably grants to the Participant              Pool Units in the Incentive Bonus Pool.

4.    Vesting. The payment of the Incentive Bonus, if any, will be made over a three year period as set forth in the Plan.

5.    Dispute Resolution. In the event of any controversy, claim, dispute or question concerning this Agreement or the Plan in any respect (“Dispute”) between the Company and the Participant (“Disputing Parties”), which cannot be otherwise informally resolved by the Disputing Parties themselves, the Disputing Parties will utilize the procedures specified in this paragraph (the “Procedure”) to resolve the dispute. The Disputing Party seeking to initiate the Procedure (the “Initiating Party”) shall give written notice to the other party, describing in general terms the nature of the Dispute and the Initiating Party’s claim for relief. The Disputing Party receiving such notice (the “Responding Party”) and the Initiating Party shall meet at the Company’s offices at a mutually acceptable time within ten (10) business days of such receipt to attempt to settle the Dispute. The Disputing Parties agree to participate in good faith to resolve the Dispute. If the Dispute has not been resolved within five (5) business days from the date of their initial meeting, either of the Disputing Parties may submit the Dispute to arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by three arbitrators, of whom each Disputing Party shall appoint one. The arbitration shall be governed by the United State Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be in the Birmingham, Alabama area or such other place as the parties shall mutually agree. The Disputing Parties shall equally bear and pay all costs of arbitration proceedings hereunder.

6.    Certain Rights Incident to Divorce. If an interest in the Incentive Bonus awarded hereby is required by law to be transferred to a spouse of the Participant pursuant to an order of a court in a divorce proceeding, any interest of such spouse shall be subject to the rights of the Participant and shall be subject to vesting and forfeiture as described in the Plan.

7.    Tax Withholding. The Participant acknowledges that the Company shall withhold all required federal, state and local withholding tax and employment tax requirements relating to payments of the Incentive Bonus.

8.    Participant’s Employment. Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right with respect to the continuation of his employment by or service with the Company or interfere in any way with the right of the Company (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the date of this Agreement.

9.    Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given on the earlier of the date of receipt by the party to whom the notice is given or five days after being mailed by certified or registered United States mail, postage prepaid, addressed to the appropriate party at the address shown beside such party’s signature below or at such other address as such party shall have theretofore designated by written notice given to the other party.

10.  Gender. Words used in this Agreement which refer to the Participant and denote the male gender shall also be deemed to include the female gender or the neuter gender when appropriate.

11.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE ALABAMA PRINCIPLES OF CONFLICTS OF LAW).

12.  Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

* * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Addresses:

THE COMPANY:

GEOMET, INC.

By:

PARTICIPANT:

Pursuant to Section 6.1 of the Plan, the Participant hereby designates the following person or persons as beneficiaries to receive any benefits related to his Pool Units in the event of his death:

Percentage of Benefits:

Percentage of Benefits:

Percentage of Benefits: